Exhibit 99.1
151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE

KENNEDY WILSON ANNOUNCES $300 MILLION PERPETUAL PREFERRED EQUITY INVESTMENT FROM ELDRIDGE INDUSTRIES
Joint Venture Platform with Eldridge Affiliate Security Benefit Increases Target to $1.5 Billion
BEVERLY HILLS, Calif. (October 18, 2019) – Global real estate investment company Kennedy Wilson (NYSE: KW) announces that affiliates of Eldridge Industries (collectively, “Eldridge”) led a $300 million strategic investment in Kennedy Wilson. Kennedy Wilson expects to use the proceeds to pay down unsecured debt, including repaying its unsecured bank borrowings in full, and to fund its development pipeline. The private placement expands the existing relationship between Kennedy Wilson and Eldridge, including its affiliates Cain International and Security Benefit.
“Eldridge’s investment is a tremendous vote of confidence in our company and we are pleased to be aligned with a world-class partner that shares our vision for growing Kennedy Wilson,” said William McMorrow, Chairman and CEO at Kennedy Wilson. “This transaction will help expedite the execution of our initiatives, including completing our development projects, while also reducing our overall leverage.”
Along with Eldridge’s equity investment, the previously announced Joint Venture platform between Security Benefit and Kennedy Wilson will increase its investment target from $500 million to $1.5 billion. In its role as asset manager, Kennedy Wilson expects to continue investing alongside Security Benefit and its affiliates with a 20% interest in the investments of the Joint Venture and will earn customary fees. To date, the platform has acquired $227 million in assets with a strong pipeline of future opportunities.
“Bill McMorrow and the Kennedy Wilson team have been great partners to Eldridge and its businesses,” said Todd Boehly, co-founder and CEO of Eldridge Industries. “We believe their global business is positioned for long-term growth and are excited to further expand our relationship.”
Under the terms of the agreement, Eldridge is purchasing $300 million in convertible perpetual preferred stock carrying a 5.75% annual dividend rate, with an initial conversion price of $25.00 per share, representing a premium of 15% to the daily volume weighted average price per share of Kennedy Wilson’s common stock over the 20 trading days ending, and including, October 16, 2019. The preferred stock is callable by Kennedy Wilson on and after October 15, 2024.
Kennedy Wilson and businesses of Eldridge have invested together in two office properties totaling 509,000 square feet in the Western U.S., while Cain International invested alongside Kennedy Wilson in the 390,000 square-foot office portion of the Coopers Cross mixed-use project in Dublin, Ireland, which is currently under development.

J.P. Morgan acted as exclusive placement agent and Latham & Watkins, LLP acted as legal advisor to Kennedy Wilson. Morgan Stanley & Co. LLC acted as exclusive financial advisor and Sidley Austin LLP acted as legal advisor to Eldridge.

The transaction is subject to customary closing conditions.

About Kennedy Wilson

Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and office properties located in the Western U.S., UK, and Ireland. For further information on Kennedy Wilson, please visit: www.kennedywilson.com

About Eldridge Industries

Eldridge Industries invests across diversified businesses with a focus on Credit and Credit/Real Estate Hybrid; Insurance and Insurance Tech; Real Estate; Sports and Media; Convenient Food; and Technology. In particular, the firm seeks to build and grow businesses led by proven management teams that have demonstrated leadership and experience to scale an enterprise. Eldridge is headquartered in Greenwich, Connecticut, with additional offices in Beverly Hills, New York, and London. To learn more about Eldridge please visit www.eldridge.com.

About Security Benefit

Security Benefit Life Insurance Company, a Kansas-based insurance company that has been in business for more than 127 years, is a leader in the U.S. retirement market. Security Benefit, together with its affiliates offers products in a full range of retirement markets and wealth segments for employers and individuals and held $39.6 billion in assets under management as of June 30, 2019. Security Benefit is one of the fastest growing U.S. retirement companies and continues its mission of helping Americans To and Through Retirement®. www.securitybenefit.com.

About Cain International

Cain International is a privately held real estate investment firm operating in Europe and the United States. Since 2014, the company has invested over $4.7 billion in real estate debt and equity. Cain International also invests in lifestyle & leisure businesses that deliver experiences, services and amenities for modern consumers. Cain International is a partnership between its CEO, Jonathan Goldstein, and Eldridge Industries. Cain International Advisers Limited, the firm’s asset management and investment advisory division, is an SEC-registered investment adviser. Further information is available at www.cainint.com.

KW-IR
Special Note Regarding Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, the issuance and sale of the convertible preferred stock are subject to customary closing conditions, and Kennedy Wilson’s ability to effectively apply the net proceeds as described above is subject to numerous factors, some of which are outside Kennedy Wilson’s control. Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.
Contact:        Investors
Daven Bhavsar, CFA
Vice President of Investor Relations
(310) 887-3431
dbhavsar@kennedywilson.com

Media
Emily Heidt
Director of Public Relations
+1 (310) 887-3499
eheidt@kennedywilson.com

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